EXHIBIT 99.1

Westmoreland Coal Company	2 N. Cascade Ave., 2nd Floor
(719) 442-2600 — Telephone	Colorado Springs, CO 80903
Westmoreland Reports
Year End 2010 Results
Colorado Springs, CO — March 10, 2011 — Westmoreland Coal Company (NYSE AMEX: WLB) today reported its results for 2010.
Highlights:
•	Operating income increased $52.3 million (164.6%) during 2010 from a loss of $31.8 million to a profit of $20.5 million.
•	Adjusted EBITDA increased $51.3 million (169.4%) during 2010 to $81.6 million as compared to $30.3 million in 2009.
•	Net loss applicable to common shareholders of $1.9 million ($0.17 per diluted share) for 2010 compared to a net loss of $28.7 million ($2.88 per diluted share) for 2009. The 2010 $1.9 million net loss includes $3.4 million of non-cash, mark-to-market expense relating to the conversion feature in the Company’s convertible notes.
•	Total revenues were $506.1 million for 2010, 14.1% higher than revenues for 2009.
•	Westmoreland continued its strong safety performance again achieving reportable and lost time incident rates approximately 72% of the national averages for surface operations for both the fourth quarter and all of 2010.
“During 2010, we increased our operating profit by over $52 million by improving both our coal and power operating results while significantly driving down our heritage costs” said Keith E. Alessi, Westmoreland’s President and CEO. “Absent the mark-to-market expense on our convertible debt feature, we would have posted a net income for 2010. Our coal operations achieved strong cost performance during the year, while again demonstrating our commitment to safety by significantly beating the national surface mine averages.”
“With the closing of our $150 million senior secured notes issued on February 4th, we have significantly enhanced our liquidity position, strengthened our balance sheet, and positioned the company for the future. The refinancing expenses and the conversion premium on our convertible debt will result in a first quarter charge of approximately $20 million. Absent those charges, we expect our results to continue to improve in 2011.”
Westmoreland’s 2010 net loss includes $3.4 million of mark-to-market expense from the conversion feature on the Company’s convertible notes and $1.4 million of debt discount amortization expense also associated with the accounting requirements for the convertible notes.

Westmoreland’s 2009 net loss includes a $17.1 million non-cash income tax benefit resulting from other comprehensive income gains, $5.1 million of income from the favorable valuation of the conversion feature in the Company’s convertible notes, a $0.8 million gain related to the settlement of a heritage benefit claim, and $4.8 million of expense related to the settlement of a customer dispute.
Excluding the $4.8 million of expense related to the convertible notes in 2010 and the $18.1 million of income in 2009 discussed above, our 2010 net loss decreased by $49.7 million.
The Company’s revenues in 2010 increased to $506.1 million compared with $443.4 million in 2009. This increase was primarily driven by a $56.9 million increase in coal segment revenue due to price increases under existing coal supply agreements, the start of new agreements, and the significant customer shutdowns we experienced during 2009.
Westmoreland’s Adjusted EBITDA increased from $30.3 million in 2009 to $81.6 million in 2010.
Coal Segment
The following table shows comparative coal results between 2010 and 2009:

	Year Ended December 31,
			Increase / (Decrease)
	2010	2009	$	%
	(In thousands)

Revenues	$418,058	$361,206	$56,852	15.7%

Operating income	32,922	476	32,446	6816.4%

Adjusted EBITDA	81,681	51,207	30,474	59.5%

Tons sold — millions of equivalent tons	25.2	24.3	0.9	3.7%

Operating income per ton sold	$1.31	$0.02	$1.29	6568.9%
The Company’s coal revenues for 2010 increased to $418.1 million compared with $361.2 million in 2009. This $56.9 million increase occurred primarily from the 0.9 million increase in tons sold due to the 2009 customer shutdowns, as well as price increases and the start of new agreements in 2010.
Coal segment operating income increased to $32.9 million in 2010 compared to $0.5 million in 2009. Excluding the $4.8 million expense related to the 2009 reclamation claim, our coal segment operating income increased by $27.6 million. This increase was primarily driven by the factors which increased revenue and strong cost management performance.
Coal segment Adjusted EBITDA increased to $81.7 million in 2010 compared to $51.2 million in 2009.

Power Segment
The following table shows comparative power results between 2010 and 2009:

	Year Ended December 31,
			Increase / (Decrease)
	2010	2009	$	%
	(In thousands)

Revenues	$87,999	$82,162	$5,837	7.1%

Operating income	11,721	7,672	4,049	52.8%

Adjusted EBITDA	22,664	18,117	4,547	25.1%

Megawatts hours	1,620	1,486	134	9.0%
The Company’s power segment revenues for 2010 increased to $88.0 million compared to $82.2 million in 2009. This $5.8 million increase occurred primarily from an increase in megawatt hours sold as a result of a planned major maintenance outage, which occurs every five years, and a significant unplanned outage, both of which occurred in 2009. No comparable outages occurred in 2010.
Power segment operating income increased to $11.7 million in 2010 compared to $7.7 million in 2009. This $4.0 million increase was primarily from increased megawatt hours sold and decreased maintenance expenses as a result of the planned and unplanned maintenance outages discussed above.
Power segment Adjusted EBITDA increased to $22.7 million in 2010 compared to $18.1 million in 2009.
Heritage Segment
The Company’s 2010 heritage costs were $16.0 million compared to $31.8 million in 2009. Excluding a gain on a heritage legal claim settlement of $0.8 million in 2009, our heritage segment operating expenses decreased by $16.6 million. This decrease was primarily due to the agreement we entered into which modernized how we provide prescription drug benefits to our retirees.
Heritage segment Adjusted EBITDA decreased to a negative $16.0 million in 2010 from a negative $31.8 million in 2009.
Corporate Segment
The Company’s corporate segment operating expenses in 2010 remained consistent with expenses for 2009.
Corporate segment Adjusted EBITDA decreased to a negative $6.8 million from a negative $7.3 million in 2009.
Nonoperating Results (including other income (expense), income tax benefit, and net loss attributable to noncontrolling interest)
The Company’s 2010 other expense increased to $23.8 million compared with $14.5 million of expense for 2009. This is primarily due to the $9.9 million impact of the fair value adjustment on the Company’s convertible debt instrument and related amortization of debt discount.
The Company’s 2010 income tax benefit was $0.1 million in 2010 compared with $17.1 million in 2009. Excluding the $17.1 million tax effect of other comprehensive income gains, the 2010 income tax benefit remained consistent with 2009.

The Company’s 2010 net loss attributable to noncontrolling interest was $2.6 million compared to $1.8 million in 2009. This increase was due to an increase in the adjustment to reduce losses from a partially owned consolidated coal segment subsidiary.
Cash Flow from Operations
Cash provided by operating activities increased $15.9 million in 2010 compared to 2009 primarily as a result of a $26.0 million reduction in net loss in 2010. The increase in operating cash flows was partially offset by the $17.9 million decrease in cash receipts due to a contractually scheduled decrease in the payments ROVA collects from its customer.
Cash used in investing activities decreased $9.4 million in 2010 compared to 2009 primarily as a result of the reduction in our capital spending in 2010. Additions to property, plant and equipment were $22.8 million in 2010 compared to $34.5 million in 2009.
Cash used in financing activities in 2010 remained consistent with 2009.
The Company’s working capital deficit at December 31, 2010 decreased by $39.2 million to approximately $35.8 million compared to a $75.0 million deficit at December 31, 2009 primarily as a result of a decrease in current installments of long-term debt and the payment of a settlement for reclamation claims.
Liquidity
Following the February 4, 2011 senior secured note offering, the Company significantly increased its cash and overall liquidity position. As the Company expects further increases in its 2011 coal operating profits and a continuation of its reduced heritage expenditures, it anticipates that its cash flows from operations, cash on hand and available borrowing capacity will be sufficient to meet its investing, financing, and working capital requirements for the foreseeable future.
In the Company’s Form 10-K for the period ended December 31, 2010, the Company did not receive the going concern explanatory paragraph by its independent registered public accounting firm that it did in 2009.
Conference Call
A conference call regarding Westmoreland Coal Company’s 2010 results will be held on Thursday, March 10, 2011, at 10:00 a.m. Eastern Time. Call-in instructions are available on the Company’s web site and have been provided in a separate news release.
Safety
Safety performance at Westmoreland mines continues to be significantly better than the national average for surface operations. Westmoreland mines had reportable and lost time incident rates year to date through the fourth quarter of 1.31 and 0.88 versus the national surface mine rates of 1.83 and 1.23, respectively. The reportable incident rate for 2010 compared favorably to the fourth quarter 2009 rate of 1.38. The lost time rate for the fourth quarter of 2009 was slightly better than 2010 at 0.74.

In addition, Westmoreland received state and industry safety awards during 2010, which includes the following awards:
•	Montana Governor’s Safety Award for large mines: Absaloka Mine
•	Montana Governor’s Safety Award for small mines: Savage Mine
•	North Dakota Lignite Energy Council Safety Excellence Award: Beulah Mine
•	Rocky Mountain Coal Mining Institute’s Safety Award for Surface Mines: Savage Mine
Additional Information
Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information visit www.westmoreland.com.
Cautionary Note Regarding Forward-Looking Statements
This news release contains “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, Mr. Alessi’s comment that we expect our results to continue to improve in 2011, that the Company expects further increases in its 2011 coal operating profits and a continuation of its reduced heritage expenditures, and that the Company anticipates that its cash flows from operations, cash on hand and available borrowing capacity will be sufficient to meet its investing, financing, and working capital requirements for the foreseeable future.
Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions and the following:
•	changes in our postretirement medical benefit and pension obligations and the impact of the recently enacted healthcare legislation;
•	changes in our black lung obligations, changes in our experience related to black lung claims, and the impact of the recently enacted healthcare legislation;
•	our potential inability to expand or continue current coal operations due to limitations in obtaining bonding capacity for new mining permits;
•	our potential inability to maintain compliance with debt covenant and waiver agreement requirements;
•	the potential inability of our subsidiaries to pay dividends to us due to restrictions in our debt arrangements, reductions in planned coal deliveries or other business factors;

•	risks associated with the structure of ROVA’s contracts with its lenders, coal suppliers and power purchaser, which could dramatically affect the overall profitability of ROVA;
•	the effect of Environmental Protection Agency inquiries and regulations on the operations of ROVA;
•	the effect of prolonged maintenance or unplanned outages at our operations or those of our major power generating customers;
•	future legislation and changes in regulations, governmental policies and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases; and
•	the other factors that are described in “Risk Factors” in the Company’s Form 10-K for fiscal year 2010.
Any forward-looking statements made by the Company in this news release speaks only as of the date on which it was made. Factors or events that could cause the Company’s actual results to differ may emerge from time-to-time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.
# # #
Contact: Kevin Paprzycki (719) 442-2600

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Years Ended December 31,
	2010	2009	2008
	(In thousands, except per share data)
Revenues	$506,057	$443,368	$509,696

Cost and expenses:
Cost of sales	394,827	373,070	409,795
Depreciation, depletion and amortization	44,690	44,254	41,387
Selling and administrative	39,481	40,612	40,513
Heritage health benefit expenses	14,421	28,074	33,452
Restructuring charges	—	—	2,009
Loss (gain) on sales of assets	226	191	(1,425)
Other operating income	(8,109)	(11,059)	—

	485,536	475,142	525,731

Operating income (loss)	20,521	(31,774)	(16,035)
Other income (expense):
Interest expense	(22,992)	(23,733)	(23,130)
Interest expense attributable to beneficial conversion feature	—	—	(8,146)
Loss on extinguishment of debt	—	—	(5,178)
Interest income	1,747	3,218	5,125
Other income (loss)	(2,587)	5,991	(284)

	(23,832)	(14,524)	(31,613)

Loss before income taxes	(3,311)	(46,298)	(47,648)
Income tax (benefit) expense	(141)	(17,136)	919

Net loss	(3,170)	(29,162)	(48,567)
Less net loss attributable to noncontrolling interest	(2,645)	(1,817)	—

Net loss attributable to the Parent company	(525)	(27,345)	(48,567)
Less preferred stock dividend requirements	1,360	1,360	1,360

Net loss applicable to common shareholders	$(1,885)	$(28,705)	$(49,927)

Net loss per share applicable to common shareholders:
Basic and diluted	$(0.17)	$(2.88)	$(5.25)

Weighted average number of common shares outstanding
Basic and diluted	10,791	9,967	9,512
See accompanying Notes to Consolidated Financial Statements.

Westmoreland Coal Company and Subsidiaries
Summary Financial Information (Unaudited)

	December 31,
	2010	2009
	(In thousands)
Cash Flow
Net cash provided by operating activities	$45,353	$29,448
Net cash used in investing activities	(29,180)	(38,597)
Net cash used in financing activities	(20,917)	(20,273)

	December 31,
	2010	2009
	(In thousands)
Balance Sheet Data (Unaudited)
Total assets	$750,306	$772,728
Total debt	$242,104	$254,695
Working capital deficit	$(35,793)	$(74,976)
Total deficit	$(162,355)	$(141,799)
Common shares outstanding	11,161	10,346

	December 31,
	2010	2009	2008
	(In thousands)
Adjusted EBITDA
Coal	$81,681	$51,207	$57,743
Power	22,664	18,117	26,493
Heritage	(15,968)	(31,770)	(35,497)
Corporate	(6,761)	(7,253)	(9,944)

Total	$81,616	$30,301	$38,795

	December 31,
	2010	2009	2008
	(In thousands)
Reconciliation of Adjusted EBITDA to Net income
Net (Loss)	$(3,170)	$(29,162)	$(48,567)

Income tax (benefit) expense from continuing operations	(141)	(17,136)	919
Other (income) loss	2,587	(5,991)	284
Interest income	(1,747)	(3,218)	(5,125)
Loss on extinguishment of debt	—	—	5,178
Interest expense attributable to beneficial conversion feature	—	—	8,146
Interest expense	22,992	23,733	23,130
Depreciation, depletion and amortization	44,690	44,254	41,387
Accretion of ARO and receivable, net	11,540	9,974	9,528
Amortization of intangible assets and liabilities	590	279	598

EBITDA	77,341	22,733	35,478

Restructuring charges	—	—	2,009
Customer reclamation claim	—	4,825	—
(Gain)/loss on sale of assets	226	191	(1,425)
Share-based compensation	4,049	2,552	2,733

Adjusted EBITDA	$81,616	$30,301	$38,795

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are included in this press release because they are key metrics used by management to assess the Company’s operating performance and the Company believes that EBITDA and Adjusted EBITDA are useful to an investor in evaluating the Company’s operating performance because these measures:
•	are used widely by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; and
•	help investors to more meaningfully evaluate and compare the results of the Company’s operations from period to period by removing the effect of the Company’s capital structure and asset base from its operating results.
Neither EBITDA nor Adjusted EBITDA is a measure calculated in accordance with GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing the Company’s operating results. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of the Company’s results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:
•	do not reflect the Company’s cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;
•	do not reflect income tax expenses or the cash requirements necessary to pay income taxes;
•	do not reflect changes in, or cash requirements for, the Company’s working capital needs; and
•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of the Company’s debt obligations.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in the Company’s industry and in other industries may calculate EBITDA and Adjusted EBITDA differently from the way that the Company does, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of the Company’s business. The Company compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA only as supplemental data.